Exhibit 99.1

Media Contacts:
Mark Brender	Amy Estes
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 218
brender.mark@geoeye.com	aestes@legrandhart.com
GeoEye Successfully Resolves Nasdaq Compliance Issue
GeoEye-1 Continues to Make Progress During Its Calibration and Checkout Period
DULLES, Va. (Sept. 17, 2008) – GeoEye, Inc. (Nasdaq: GEOY), a premier provider of satellite, aerial and geospatial information, today announced the Company had received notice from Nasdaq that as a result of filing its restated financial reports and current quarterly report on Form 10Q on Sept. 8, all compliance issues have been resolved, and GeoEye remains in good standing on The Nasdaq Global Market exchange. Consequently, GeoEye’s mid-October hearing before a Nasdaq Listing Qualifications Panel has been cancelled since the issue is now moot.
In addition, as announced on Sept. 6, GeoEye successfully launched and deployed GeoEye-1, the world’s highest resolution, commercial Earth-imaging satellite. The satellite is now undergoing its on-orbit checkout and calibration period. Bill Schuster, GeoEye chief operating officer, commented, “The checkout of our GeoEye-1 satellite continues to go as expected. We and General Dynamics Advanced Information Systems, who built the satellite, are pleased with the performance and checkout progress of GeoEye-1. We expect to fully test the camera and produce imagery in the near future.”
About GeoEye
GeoEye is the premier provider of geospatial information for the national security community, strategic partners, resellers and commercial customers to help them better map, measure and monitor the world. The Company is recognized as the industry’s trusted imagery expert for delivering reliable service and the exceptional quality of its imagery products and solutions. It operates a constellation of Earth imaging satellites, mapping aircraft and has an international network of ground stations, a robust imagery archive, and advanced imagery processing capabilities for developing innovative geospatial products and solutions. The Company also provides support to academic institutions and non-governmental organizations through the GeoEye Foundation.  Headquartered in Dulles, Virginia, GeoEye is a public company listed on the Nasdaq stock exchange under the symbol GEOY. It maintains a comprehensive Quality Management System (QMS) and has achieved company-wide ISO accreditation. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. Statements including words such as “anticipate”, “believe”, or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. GeoEye’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
# # #